Valmont's Operating Income Increases 12% as
                Net Earnings Achieve Record Second Quarter Levels

Second Quarter 2005 Highlights:

     o    Operating income increased 12%.

     o Net earnings increased from $2.8 million in 2004, to a second quarter record of $10.4 million. In the second quarter of 2004, net earnings included a $6.1 million after-tax charge to earnings for debt prepayment costs as part of the Company's long-term debt refinancing.

     o Cash flows from operations for the quarter and year were $20.5 million and $54.3 million respectively.

     o Irrigation sales and profitability fell significantly below last year's record second quarter levels, reflecting reduced demand due to lower crop prices and higher farm input costs.

     o Significant sales increases in the Engineered Support and Utility Support Structures Segments were driven by price increases to cover higher steel costs, increased demand in the European lighting market, and the impact of acquisitions made during 2004.

     o Operating income in the Engineered Support and Utility Support Structures Segments rose significantly as a result of a better pricing environment.

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services and tubular products, reported sales for the second quarter of $265.1 million compared with $266.0 million for the same period of 2004. Second quarter 2005 net earnings were $10.4 million, or 42 cents per diluted share, versus second quarter 2004 net earnings of $2.8 million, or 12 cents per diluted share. Second quarter 2004 net earnings included a $6.1 million after-tax charge related to debt prepayment costs.

         For the first six months of 2005, sales were $530.9 million versus $481.9 million in 2004. Valmont's first half net earnings were $17.3 million, or 69 cents per diluted share, compared with 2004 first half net earnings of $8.3 million, or 34 cents per diluted share.

Second Quarter Review:

         "We are pleased with our second quarter results, as we achieved record earnings despite a significant decline in irrigation sales and profitability," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "Sales increases in the Engineered Support and Utility Support Structures Segments offset the decline in Irrigation Segment sales. Sales in the Coatings and Tubing Segments were modestly below last year's levels. The significant factors that led to the improvement in operating income were a better pricing environment, the impact of acquisitions, and a strong performance in the European structures operations. This quarter's results highlight the benefit of our diversification geographically and across infrastructure and agricultural markets, which helps us to better weather the cyclical declines that occur from time to time in certain of our businesses."

Second Quarter Summary - Infrastructure Markets:

         Sales in the Engineered Support Structures Segment were $120.4 million, an increase of 12% from 2004 levels. Operating income for the segment increased 68% to $10.7 million. In North America, higher sales largely reflect improved pricing and the impact of acquisitions in 2004. In Europe, improved market conditions and new product introductions resulted in sales and profitability increases.
         In North America, sales of lighting and traffic products were higher than last year. The lack of a new federal highway bill, despite numerous extensions to the existing bill, most likely created uncertainty and dampened new orders for lighting and traffic products. Commercial lighting sales decreased due to a decline in non-residential construction in North America.

         Sales of wireless communication products were lower in North America as the Company took a disciplined approach to product pricing in a competitive marketplace. Sign structure sales improved due to increased market demand and the acquisition of Sigma Industries, an overhead sign structure company, during the third quarter of 2004.

         In China, lower sales of wireless communication structures were offset by higher sales of utility structures. Valmont's structures plant in Shanghai is operating near capacity and construction of a second plant has commenced in southern China.

         Utility Support Structures Segment sales increased 12% to $42.9 million and operating income more than doubled to $3.6 million, reflecting improved margins for steel utility structures and the addition of Newmark on April 16, 2004. Order flows reflect firm demand for steel and concrete utility structures in North America due to increased spending by utilities for capital and maintenance projects for upgrades to the electrical transmission grid. The Utility Support Structures Segment has a solid backlog going into the second half of the year.

         Coatings Segment sales of $21.2 million were 10% lower than last year's second quarter due to lower anodizing sales and a decline in internal volumes. Operating income for the segment of $2.1 million was 19% below last year. Rapidly rising natural gas costs and higher zinc costs dampened profitability.

Second Quarter Summary - Agricultural Markets:

         In the Irrigation Segment, second quarter sales were $65.4 million, a 25% decrease from last year's record second quarter results. Operating income for the segment declined 37% to $7.5 million due to lower volumes and reduced factory utilization. Cost cutting measures were taken during the quarter. In North America, demand fell substantially due to lower crop prices and inflation in energy and fertilizer costs for growers. Many farmers use large amounts of diesel fuel and prices have risen to record high levels. Certain crop fertilizers are produced as a by-product in the production of natural gas, where prices are also fluctuating in tandem with crude oil. In international markets, sales levels increased in the smaller markets while declining in major international markets largely due to lower world crop prices and increased energy costs. Valmont believes the long-term economic and water saving benefits of mechanized irrigation continue to be compelling.

         In the Tubing Segment, sales were 6% lower at $22.7 million due to lower volumes and an increased competitive environment. Operating income increased 14% to $3.9 million reflecting an improved product mix and lower administrative costs.

2005 Outlook:

         Commenting on the outlook for the second half of 2005, Mr. Bay said, "We expect better pricing in the infrastructure businesses to lead to improved profitability in the second half of the year compared to the same period last year. We have a strong backlog in our utility business. We remain optimistic about the enactment of new highway funding legislation, which should provide a good long-term platform for growth in our lighting and traffic business. In our irrigation business, results will depend on growing conditions and the resulting commodity prices in our key markets. In the meantime, we have taken steps to lower costs in the Irrigation Segment. We believe that for the corporation as a whole, we will have a positive earnings comparison also for the second half of the year."

         An audio discussion of Valmont's second quarter results by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live via the Internet at 8:00 a.m. July 19, 2005 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 3278364 beginning July 19, 2005 at 10:00 a.m. CDT through 12:00 p.m. CDT on July 26, 2005.

         Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

         This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont's reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                                Second Quarter                  Year-to-Date
                                                                13 Weeks Ended                  26 Weeks Ended
                                                          --------------------------------------------------------------
                                                             25-Jun-05     26-Jun-04         25-Jun-05    26-Jun-04
                                                          ---------------------------------------- ---------------------
          Net sales                                         $ 265,134      $ 266,013         $ 530,875    $ 481,910
          Cost of sales                                       197,541        199,933           401,621      364,550
               Gross profit                                    67,593         66,080           129,254      117,360
          Selling, general and administrative expenses         46,387         47,071            91,941       86,602
               Operating income                                21,206         19,009            37,313       30,758
          Other income (deductions)
             Interest expense                                  (4,884)        (4,067)           (9,711)      (6,465)
             Interest income                                      592            419               829          695
             Debt prepayment expenses                               -         (9,860)                -       (9,860)
             Miscellaneous                                         33           (274)             (115)        (260)
                                                               (4,259)       (13,782)           (8,997)     (15,890)
                Earnings before income taxes, minority
                interest, and equity in earnings (losses) of
                non-consolidated subsidiaries                  16,947          5,227            28,316       14,868
          Income tax expense                                    6,125          1,927            10,269        5,456
                Earnings before minority interest, equity in
                earnings (losses) of nonconsolidated
                subsidiaries                                   10,822          3,300            18,047        9,412
          Minority interest                                      (313)          (718)             (662)      (1,173)
          Earnings (losses) in nonconsolidated subsidiaries       (66)           230              (132)         74
                Net earnings                                 $ 10,443        $ 2,812          $ 17,253      $ 8,313

          Average shares outstanding (000's) - Basic           24,292         23,866            24,201       23,856
          Earnings per share - Basic                           $ 0.43         $ 0.12            $ 0.71       $ 0.35

          Average shares outstanding (000's) - Diluted         25,035         24,413            25,042       24,466
          Earnings per share - Diluted                         $ 0.42         $ 0.12            $ 0.69       $ 0.34

          Cash dividends per share                            $ 0.085        $ 0.080           $ 0.165      $ 0.160


                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                            SUMMARY OPERATING RESULTS
                             (Dollars in thousands)
                                   (unaudited)

                                                                Second Quarter              Year to Date
                                                                13 Weeks Ended             26 Weeks Ended
                                                          --------------------------- -------------------------
                                                           25-Jun-05     26-Jun-04     25-Jun-05    26-Jun-04
                                                          --------------------------- -------------------------
          Net sales
               Engineered Support Structures                $ 120,402      $ 107,501    $ 229,244    $ 195,038
               Utility Support Structures                      42,908         38,429      101,941       61,368
               Coatings                                        21,202         23,568       40,196       46,224
                  Infrastructure products                     184,512        169,498      371,381      302,630

               Irrigation                                      65,425         87,582      135,371      167,681
               Tubing                                          22,743         24,096       44,810       41,419
                  Agriculture products                         88,168        111,678      180,181      209,100

               Other                                            4,631          4,503        9,449        8,863
               Less: Intersegment sales                       (12,177)       (19,666)     (30,136)     (38,683)
                    Total                                   $ 265,134      $ 266,013    $ 530,875    $ 481,910

          Operating Income
               Engineered Support Structures                 $ 10,708        $ 6,370     $ 16,332     $ 10,032
               Utility Support Structures                       3,583          1,352        7,971         (869)
               Coatings                                         2,108          2,601        2,874        3,067
                  Infrastructure products                      16,399         10,323       27,177       12,230

               Irrigation                                       7,523         12,008       14,744       23,853
               Tubing                                           3,896          3,421        7,156        5,506
                  Agriculture products                         11,419         15,429       21,900       29,359

               Other                                             (655)          (593)      (1,416)      (1,085)
               Corporate                                       (5,957)        (6,150)     (10,348)      (9,746)
                    Total                                    $ 21,206       $ 19,009     $ 37,313     $ 30,758

     Valmont has five reportable segments organized on a worldwide product basis.

     Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries, and certain international utility businesses.

     Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

     Coatings: This segment consists of galvanizing, anodizing and powder coating services.

     Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

     Tubing: This segment consists of the manufacture of steel tubular products.

     In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                                   25-Jun-05      26-Jun-04
                                                 -------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents                        $ 39,827       $ 29,699
  Accounts receivable, net                          176,095        177,677
  Inventories                                       172,914        159,433
  Prepaid expenses                                   10,911          8,703
  Refundable and deferred income taxes               12,377         10,949
    Total current assets                            412,124        386,461
Property, plant and equipment, net                  211,180        209,623
Goodwill and other assets                           199,001        180,949
                                                  $ 822,305      $ 777,033

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt            $ 8,938        $ 1,217
  Notes payable to banks                              6,364         11,913
  Accounts payable                                   68,260         77,635
  Accrued expenses                                   58,282         62,852
  Dividend payable                                    2,077          1,911
    Total current liabilities                       143,921        155,528
Long-term debt, excluding current installments      290,421        301,886
Other long-term liabilities                          79,284         50,168
Shareholders' equity                                308,679        269,451
                                                  $ 822,305      $ 777,033